                                                                EXHIBIT 99(b)(1)




                                                                December 9, 1997

Kollmorgen Corporation
1601 Trapelo Road
Waltham, MA 02154

Attention:

                                 PROJECT TORQUE
                     $300,000,000 SECURED CREDIT FACILITIES

Ladies and Gentlemen:

                  You have advised Salomon Brothers Holding Company Inc ("SBHCI") and Salomon Brothers Inc ("SBI") that you propose through a newly-formed Delaware corporation (the "Bidder") that is a wholly owned subsidiary of Kollmorgen Corporation (the "Company") to offer to purchase, at a price per share not in excess of the price set forth in the letter, dated as of the date hereof, from the Company to a California corporation which we have agreed to call P Co., a majority of the outstanding shares of common stock, par value $1.00 per share, (including the associated preferred stock purchase rights) of P Co., pursuant to the terms of an Offer to Purchase, a draft of which you have furnished to us (the "Tender Offer"). You also have advised SBHCI and SBI that as soon as practicable following the consummation of the Tender Offer, you will seek to consummate a merger or similar business combination with P Co. in order to acquire for shares of your common stock the balance of such common stock of P Co. (the "Merger" and, together with the Tender Offer, the "Transaction").

                  You have further indicated that the Transaction and your ongoing working capital needs would require approximately $300,000,000, and have requested that SBHCI provide you with such funds. The anticipated sources and uses of such funds are those previously disclosed to us in our discussions.

                  In connection with the foregoing and in reliance upon the information you have provided to SBHCI and SBI, SBHCI is pleased to advise you of its commitment, upon your acceptance hereof, to provide the entire principal amount of such financing pursuant to the facilities hereinafter described (the "Facilities"), upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). You hereby appoint SBI to act, and SBI hereby agrees to act, as sole and exclusive advisor and arranger for the Facilities on the terms set forth or referred to in this Commitment Letter and in the Term Sheet.

                  It is understood and agreed that (a) no additional agents, co-agents or arrangers will be appointed and no other titles awarded in connection with the Facilities without the approval of SBHCI and SBI and (b) no Lender (as defined below) will receive compensation outside the terms contained herein and in the Fee Letter referred to below in order to obtain its commitment to participate in the Facilities.

                  SBHCI reserves the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of its commitment hereunder to one or more financial institutions that will become parties to such definitive documentation pursuant to syndications to be managed by SBI (the financial institutions becoming parties to such definitive documentation being collectively referred to herein as the "Lenders"). You understand that SBI intends to commence such syndication efforts promptly after your public announcement of the Transaction and you agree actively to assist SBI in completing timely and orderly syndication satisfactory to SBI. Such assistance shall include (a) your using all reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships, (b) direct contact during the syndication between senior management, representatives and advisors of the Company and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand, (c) assistance (including the use of all reasonable efforts to cause your affiliates and advisors to assist) in the preparation of a Confidential Information Memorandum for the Facilities and other marketing materials to be used in connection with the syndication and (d) the hosting, with SBI, of one or more meetings of prospective Lenders. In the full syndication of the Facilities, SBI will, upon your request, extend to your existing bank lenders the opportunity to participate in the Facilities.

                  It is understood and agreed that SBI, after consultation with you, will manage all aspects of the syndication, including selection of Lenders, determination of when SBI will approach potential Lenders and the time of acceptance of the Lenders, any naming rights and the final allocations of the commitments among the Lenders. You understand that any portion of the Facilities allocated to the Lenders (other than SBHCI) will reduce the amount of the total Facilities committed by SBHCI in this

Commitment Letter. It is also understood and agreed that the amount and distribution of fees among the Lenders will be at SBI's discretion. To assist SBI in its syndication efforts, you agree promptly to prepare and provide to SBHCI and SBI all information with respect to the Company, the Bidder, P Co. (to the extent publicly available) and the Transaction, including all financial information and projections, as SBHCI or SBI may reasonably request in connection with the arrangements and syndication of the Facilities. You hereby represent and covenant that (a) to the best of your knowledge, all information other than the projections that have been or will be prepared by or on behalf of you or any of your authorized representatives and made available to SBHCI or SBI (the "Information"), when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the projections that have been or will be prepared by or on behalf of you or any of your authorized representatives and made available to SBHCI or SBI have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related projections are made available to SBHCI or SBI; provided that the foregoing representation and covenant does not cover information concerning P Co. or projections derived from information concerning P Co. You agree that if, at any time from and including the date hereof until the closing of the Facilities, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and such projections so that such representations will be correct in all material respects under those circumstances.

                  As consideration for SBHCI's commitment hereunder and SBI's agreement to structure, arrange and syndicate the Facilities and to provide advisory services in connection therewith, you agree to pay to SBHCI the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the "Fee Letter"). Once paid, such fees shall not be refundable under any circumstances.

                  SBHCI's commitment hereunder is subject to (a) SBHCI not discovering or otherwise becoming aware of any information not previously disclosed to it or publicly available prior to the date hereof that it believes to be materially inconsistent with its understanding, based on the information provided to it prior to the date hereof, of the business, assets, operations, properties, financial condition, contingent liabilities (including pending litigation), prospects and material agreements of the Company, the Bidder and P Co., (b) there not having occurred since September

26, 1997, any material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities (including pending litigation), prospects or material agreements of the Company and its subsidiaries, taken as a whole, or P Co. and its subsidiaries, taken as a whole, other than changes which have been publicly reported prior to the date hereof,
(c) prior to and during the syndication of the Facilities there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Company or any of its subsidiaries being offered, placed or arranged, (d) SBHCI's reasonable satisfaction in all respects with (i) the structure of the Transaction and all related tax, legal and accounting matters,
(ii) the material terms of the Tender Offer, the Merger and all other agreements to be entered into in connection with the Transaction and (iii) the capitalization of the Company and P Co. after giving effect to the Transaction,
(e) the negotiation, execution and delivery of definitive documentation with respect to the Facilities satisfactory to SBHCI and its counsel, (f) SBHCI's satisfaction that the Company, the Bidder and P Co. are not subject to material contractual or other restrictions that would be violated by the Transaction and the financing therefor contemplated hereby, including restrictions on the granting of security interests and guarantees and the payment of dividends by subsidiaries, (g) SBHCI's reasonable satisfaction with any material change from the date hereof as to the timing and schedule for the Transaction, (h) your compliance in all material respects with the terms of this Commitment Letter and
(i) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of SBHCI's commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheet are subject to the approval and agreement of SBHCI, SBI and you.

                  You agree that this Commitment Letter and the transactions contemplated hereby, by the Fee Letter, the Term Sheet and the Facilities are matters covered by your indemnification obligations contained in the letter agreement dated June 27, 1997, between the Company and SBI. In addition, you will reimburse SBHCI and SBI from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of SBHCI's due diligence investigation, consultants' fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

                  You acknowledge that SBHCI and SBI may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither SBHCI nor SBI will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by SBHCI or SBI of services for other companies, and neither SBHCI nor SBI will furnish any such information to others. You also acknowledge that neither SBHCI nor SBI has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by SBHCI or SBI from other companies. It is understood and agreed that, subject to the provisions of this agreement, SBHCI and SBI may share and exchange with each other information relating to the Transaction and any financing related thereto for use solely in connection with the transactions contemplated hereby.

                  You agree that you will not disclose this Commitment Letter, the Term Sheet, the Fee Letter, the contents of any of the foregoing or the activities of SBHCI or SBI pursuant hereto or thereto to any person without the prior approval of SBHCI, except that (a) you may disclose this Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to the Bidder and the respective directors, officers, employees, attorneys, accountants and other advisors of you and the Bidder on a confidential and need-to-know basis and (ii) as required by applicable law or compulsory legal process and (b) after your acceptance hereof and of the Fee Letter, you may disclose this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letter or the contents thereof) as you may deem appropriate in connection with the Transaction. Any disclosure of the contents hereof other than as set forth above will result in the automatic termination of our obligations hereunder.

                  This Commitment Letter and SBHCI's commitment hereunder shall not be assignable by you without the prior written consent of SBHCI, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by SBHCI, SBI and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. You hereby submit to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan with respect to actions brought by us with respect to this letter, the requested financing or the transaction for which such financing is being requested, and you agree that any action brought by you with respect to such matters shall be brought only in one of such courts.

                  Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter or the transactions contemplated hereby or the actions of SBHCI and SBI and their affiliates in the negotiation, performance or enforcement hereof.

                  Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to SBHCI the enclosed duplicate originals (or facsimiles) of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on December 9, 1997. SBHCI's commitment hereunder will expire at such time in the event that SBHCI has not received such executed duplicate originals (or facsimiles) in accordance with the immediately preceding sentence. In the event that the borrowing under the Facilities does not occur on or before May 1, 1998, then this Commitment Letter and SBHCI's commitment hereunder shall automatically terminate unless SBHCI and SBI, in their discretion, shall agree to an extension. The compensation, reimbursement and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or SBHCI's commitment hereunder.

                  SBHCI and SBI are pleased to have been given the opportunity to assist you in connection with the financing for the Transaction.

                                       Very truly yours,

                                       SALOMON BROTHERS HOLDING COMPANY INC


                                       By:
                                          ----------------------------------
                                          Name:
                                          Title:


                                       SALOMON BROTHERS INC


                                       By:
                                          ----------------------------------
                                          Name:
                                          Title:


Accepted and agreed to as of the date first above written:

Kollmorgen Corporation

By:
   ------------------------------
   Name:
   Title:

CONFIDENTIAL                                                      EXHIBIT A
12/9/97


                                 PROJECT TORQUE
                     $300,000,000 SECURED CREDIT FACILITIES
                    SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

COMPANY:            Kollmorgen Corporation (the "Company")

TRANSACTION:        Pursuant to the terms of an Offer to Purchase, a draft of
                    which has been furnished to SBHCI and SBI (as defined herein) (the "Offer to Purchase"), a newly formed wholly owned subsidiary of the Company (the "Bidder") will offer to purchase (the "Tender Offer") a majority of the outstanding shares of common stock, par value $1.00 per share, (including the associated preferred stock purchase rights) of a California corporation we have agreed to call P Co. As soon as practicable following the consummation of the Tender
                    Offer, the Company will seek to consummate a merger or similar business combination with P Co. (the "Merger", and together with the Tender Offer, the "Transaction") in order to acquire for shares of common stock of the Company any balance of such common stock of P Co.

AGENT:              Salomon Brothers Holding Company Inc ("SBHCI").

ADVISOR AND
ARRANGER:           Salomon Brothers Inc ("SBI").

LENDERS: A syndicate of financial institutions arranged by SBI, including SBHCI (the "Lenders").

FACILITIES:         PHASE I
                    A nine month secured revolving credit facility in an aggregate principal amount of up to $175,000,000 to be made available to the Company (the "Phase I Tender Facility").

                    A nine month secured revolving credit facility in an aggregate principal amount of up to $125,000,000 to be made available solely to P Co. (the "Phase I P Co.

                    Facility" and, together with the Phase I Tender Facility, the "Phase I Facilities").

                    PHASE II
                    A secured term credit facility in an aggregate principal amount of up to $175,000,000 to be made available to the Company and P Co. (the "Term Facility").

                    A secured revolving credit facility in an aggregate principal amount of up to $125,000,000 to be made available to the Company and P Co. (the "Revolving Facility" and, together with the Term Facility, the "Phase II Facilities"), of which up to an amount to be agreed upon may be used for letters of credit.

                    The Phase I Facilities and the Phase II Facilities are hereinafter sometimes collectively referred to as the "Facilities."

PURPOSE:            PHASE I
                    The proceeds of the Phase I Tender Facility will be used by the Company to consummate the Tender Offer, to pay related fees and expenses and for general corporate purposes.

                    The proceeds of the Phase I P Co. Facility will be made available only to P Co. in order to refinance outstanding indebtedness of P Co. Any amount not used to refinance such indebtedness may be used by P Co. for general corporate purposes.

                    PHASE II
                    The proceeds of loans under the Term Facility will be used by the Company and P Co. to refinance existing outstanding indebtedness under the Phase I Facilities.

                    The proceeds of loans under the Revolving Facility will be available to the Company and to P Co. to refinance outstanding indebtedness under the Phase I Facilities and for general corporate purposes. Letters of credit issued under the Revolving Facility may be used by the Company and P Co. for general corporate purposes.

AVAILABILITY:       PHASE I
                    The full amount of the Phase I Facilities will be available on consummation of the Tender Offer and the acquisition of shares of P Co. in connection therewith (the "Closing
                    Date"), and at any time prior to the final maturity of the Phase I Facilities, in minimum principal amount to be agreed upon. Amounts repaid under the Phase I Facilities may be reborrowed.

                    PHASE II
                    The full amount of the Term Facility must be drawn in a single drawing on the date on which the Merger is consummated (the "Merger Date"). Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

                    The full amount of the Revolving Facility will be available on the Merger Date and at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

INTEREST RATES
AND FEES:           As set forth on Annex I hereto.

DEFAULT RATE:       For so long as an Event of Default is continuing, the
                    applicable interest rate plus 2% per annum.

FINAL MATURITY
AND AMORTIZATION:   PHASE I
                    The Phase I Facilities will mature on the date that is nine months after the Closing Date or on the Merger Date, whichever is earlier.

                    PHASE II
                    The Term Facility will mature on the date that is seven years after the Closing Date and will amortize in quarterly installments under a schedule to be agreed upon. The Revolving Facility will mature on the earlier of
                    (a) the date that is seven years after the Closing Date; or
                    (b) the final repayment in full of the Term Facility.

GUARANTEES:         All obligations of the Company under the Phase I
                    Tender Facility and under any interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) and obligations of both the Company and P
                    Co. under the Phase II Facilities will be unconditionally guaranteed (the "Guarantees") by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of the Company, other than the Bidder and its subsidiaries.

                    All borrowings under the Phase I P Co. Facility will be guaranteed by the Company and by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of P Co.

SECURITY:           The Phase I Tender Facility, the guarantees and each
                    interest protection and other hedging arrangement entered into with a Lender (or any affiliate thereof) will be secured by all the assets (other than margin securities) of the Company and each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of the Company, including but not limited to (a) a first-priority pledge of all the capital stock of the Bidder and each domestic subsidiary of the Company (other than P Co. and it subsidiaries) and two-thirds of the capital stock of each foreign subsidiary of the Company, and the capital stock of each subsequently acquired or organized subsidiary of the Company, other than P Co. (which pledge, in the case of any foreign subsidiary, shall be limited to two-thirds of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Company), and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets (other than margin securities) of the Company and each existing or subsequently acquired or organized domestic or, subject to the foregoing limitation, foreign subsidiary of the Company
                    (other than P Co. and subsidiaries of P Co.), including but not limited to security interests in accounts receivable, inventory, intellectual property, real property, cash and proceeds of the foregoing.

                    The Phase I P Co. Facility, the guarantees and each interest protection and other hedging arrangement entered into with a Lender (or any affiliate thereof) will be secured by all the assets (other than margin securities) of P Co. and each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of P Co., including but not limited to
                    (a) a first-priority pledge of all the capital stock of each domestic subsidiary of P Co. (other than P Co. and it subsidiaries) and two-thirds of the capital stock of each foreign subsidiary of P Co., and the capital stock of each subsequently acquired or organized subsidiary of P Co. (which pledge, in the case of any foreign subsidiary, shall be limited to two-thirds of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Company), and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets (other than margin securities) of P Co. and each existing or subsequently acquired or organized domestic or, subject to the foregoing limitation, foreign subsidiary of P Co. including but not limited to security interests in accounts receivable, inventory, intellectual property, real property, cash and proceeds of the foregoing.

                    The Phase II Facilities shall be secured by all of the foregoing as well as the stock of P Co., all of its domestic subsidiaries and, subject to the foregoing limitation, its foreign subsidiaries.

                    All the above-described pledges, security interests and mortgages (the "Collateral") shall be created on terms, and pursuant to documentation, satisfactory to the Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for, in the case of each of the Facilities, appropriate exceptions to be agreed upon for customarily permitted liens and certain existing encumbrances.

MANDATORY
PREPAYMENTS:        Loans under the Facilities shall be prepaid with (a) a to be agreed upon percentage of Excess Cash Flow (to be defined),
                    (b) 100% of the net cash proceeds of all non-ordinary-course asset sales or other dispositions of property (other than margin securities) by the Company and its subsidiaries
                    (including insurance and condemnation proceeds in excess of an agreed-upon amount), subject to limited exceptions and a basket to be agreed upon, (c) 100% of the net proceeds of issuances of debt obligations of the Company and (d) 50% of the net proceeds of issuances of equity of the Company and its subsidiaries, subject to limited exceptions for employee stock options and other similar issuances to be agreed upon.

                    Under the Phase II Facilities, prepayments shall be allocated to the Term Facility and, when there are no longer loans outstanding in the Term Facility, to reduce loans, but not commitments, under the Revolving Facility.

VOLUNTARY PREPAY-
MENTS/REDUCTIONS
IN COMMITMENTS:     Voluntary prepayments of borrowings under the Facilities
                    will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant Interest Period (to be defined).

REPRESENTATIONS
AND WARRANTIES:     Usual for facilities and transactions of this type and
                    others to be reasonably specified by the Agent, including, without limitation: accuracy of financial statements; no material adverse change; absence of litigation; no violation of agreements or instruments; compliance with law (including
                    ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act and Public Utility Holding Company
                    Act; solvency; effectiveness of regulatory approvals; labor matters; environmental matters; accuracy of information; and validity, priority and perfection of security interests in the Collateral.

CONDITIONS
PRECEDENT TO
INITIAL BORROWING
UNDER EACH
FACILITY:           Usual for facilities and transactions of this type, those
                    specified below and others to be reasonably specified by the Agent, including, without limitation, first-priority perfected security interests in the Collateral (free and clear of all liens, subject to limited exceptions to be agreed upon); execution of the Guarantees, which shall be in full force and effect; and delivery of borrowing certificates, including without limitation:

              o There has been no material change to the terms of the Transaction from those advised to SBHCI and SBI on the date hereof other than, in each case, such changes, including changes to the timing and terms of the Merger, as are reasonably acceptable to SBHCI and SBI in all material respects;

              o The Company shall have entered into a definitive merger agreement with P Co. or the Company's nominees shall constitute a majority of the Board of Directors of P Co. or the Agent shall otherwise be satisfied that the designees of the Company will constitute a majority of the Board of Directors of P Co. upon consummation of the Tender Offer;

              o The Bidder shall have acquired shares of P Co. stock having sufficient voting power to enable the Bidder, voting without any other shareholder of P Co., to approve the Merger, and there shall be no other condition or circumstance which, in the reasonable judgment of SBHCI and SBI, would prevent the Merger from being effected promptly;

              o P Co.'s Board of Directors shall have redeemed the Series A Junior Participating Preferred Stock Purchase Rights issued by P Co. or SBHCI and SBI shall otherwise be satisfied that such Rights are not applicable to the Tender Offer or the Merger;

              o Article Fifth of the Articles of Incorporation of P Co. shall have been satisfied or invalidated with respect to the Transaction;

              o The shareholders of the Company shall have approved the issuance by the Company of its shares of common stock, par value $2.50 per share, in the Merger as contemplated in the Offer to Purchase;

              o The Tender Offer shall have been consummated pursuant to the terms and conditions set forth in the Offer to Purchase and in compliance with all relevant laws and regulations, and the terms of the Tender Offer as recited in the Offer to Purchase and all references therein to SBHCI and SBI shall not have been modified, amended or supplemented in any material respect without the prior written consent of SBHCI and SBI from that set forth in the drafts of such documents heretofore furnished to SBHCI and SBI and no condition specified therein shall have been waived without the prior written consent of SBHCI and SBI;

              o Each of SBHCI and SBI shall be satisfied in its reasonable judgment that (i) the Company's and P Co.'s and their respective subsidiaries' existing debts and liens do not exceed an amount agreed upon prior to the Closing Date, and
                    (ii) there shall not occur as a result of the consummation of the Tender Offer or the Merger, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Company's, P Co.'s or their respective its subsidiaries' debt instruments (other than those for which refinancing is available or those that in the aggregate would have no material adverse effect);

              o All necessary governmental and third party approvals in connection with the Transaction and the financing therefor (other than consents and approvals with respect to mortgages, leases, permits and licenses of P Co. and its subsidiaries that relate to a change in control as a result of the Tender Offer or the Merger which can be obtained in the ordinary course or, in the case of consents of lenders to P Co., for which the Company has obtained refinancing) shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, impedes, delays or imposes materially adverse conditions upon the Company or the Transaction or the rights and remedies of SBHCI and SBI with respect to the financing contemplated hereby;

              o There shall not exist any judgment, order, injunction or other restraint prohibiting or, in the reasonable judgment of SBHCI and SBI, having a reasonable likelihood of imposing materially adverse conditions upon the Company, P Co., the Transaction or the financing contemplated hereby;

              o Other than those publicly disclosed as of the date hereof, there shall exist no claim, action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality which in the reasonable judgment of SBHCI and SBI has a reasonable likelihood of having a material adverse effect on
                    (i) the condition (financial or otherwise), operations, business, properties or prospects of the Company and its subsidiaries taken as a whole or

                    P Co. and its subsidiaries taken as a whole, (ii) the Transaction or (iii) the financing contemplated hereby;

              o There shall have occurred no material adverse change since September 30, 1997 in the condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries taken as a whole or P Co. and its subsidiaries taken as a whole, and nothing shall have occurred since the date hereof which has or in the reasonable judgment of SBHCI and SBI has a reasonable likelihood of having a material adverse effect on the rights and remedies of SBHCI and SBI with respect to the financing contemplated hereby or on the ability of the Company or P Co. to perform its obligations to SBHCI and SBI;

              o As to the Phase I Facilities only, there shall have occurred no material adverse change in the market for senior debt financings for leveraged acquisitions or in the financial or capital markets generally since the date of SBHCI and SBI's commitment that materially impairs the syndication of this loan;

              o All loans made by or stock issued in connection with the acquisition of P Co. shall be in full compliance with all applicable requirements of law, including Regulations G, U and X of the Board of Governors of the Federal Reserve System;

              o After giving effect to all extensions of credit to be made on the Closing Date, there shall exist no event of default (or event which would constitute an event of default with the giving of notice and/or lapse of time) under any of the financing documents therefor and on the Closing Date the representations and warranties of the Company and each of its subsidiaries in each financing agreement with SBHCI and SBI shall be true and correct in all material respects;

              o SBHCI and SBI shall have received such financial and other information regarding the Company and its respective subsidiaries, to the extent available, P
                    Co. and its subsidiaries and the Transaction as is customary for acquisition financings or otherwise as they may reasonably request;

              o All documentation relating to the financing contemplated hereby shall be in form and substance satisfactory to SBHCI, SBI and their counsel;

              o SBHCI and SBI shall have received all fees and expenses (including reasonable fees and expenses of counsel to the extent invoiced) required to be paid to SBHCI and SBI on or before the Closing Date;

              o SBHCI and SBI shall have received a satisfactory opinion of the Company's independent counsel;

              o SBHCI and SBI shall have received a pro forma consolidated and, with respect to P Co. to the extent available, consolidating balance sheet of the Company and its subsidiaries as of the Closing Date, which balance sheet gives effect to the Transaction, all related financing (including the financing contemplated hereby), any other transaction contemplated hereby and the payment or accrual of all fees and expenses related to the foregoing;

              o The Agent shall have received satisfactory title insurance policies, current certified surveys, evidence of zoning and other legal compliance, certificates of occupancy and other permits (including such endorsements as the Agent may require), legal opinions and other customary documentation required by the Agent with respect to all real property of the Company, and its subsidiaries, and to the extent available, P Co. and its subsidiaries, subject to mortgages; and

              o For the Phase II Facilities only, the Merger shall have been consummated in accordance with its terms.

CONDITIONS
PRECEDENT TO
EACH BORROWING
UNDER EACH
FACILITY:           Usual for facilities and transactions of this type, those
                    specified below and others to be reasonably specified by the Agent, including, without limitation:

              o After giving effect to the proposed extension of credit there shall exist no event of default (or event which would constitute an event of default with the giving of notice and/or lapse of time) under any of the loan documents and the representations and warranties of the Company therein shall be true and correct in all material respects on the date such extension of credit is proposed to occur; and

              o The making of any loan or the extension of credit under the loan documents shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

AFFIRMATIVE
COVENANTS:          Usual for facilities and transactions of this type and
                    others to be reasonably specified by the Agent (to be applicable to the Company and each of its respective subsidiaries), including, without limitation, maintenance of corporate existence and rights; performance of obligations;
                    delivery of audited annual consolidated financial statements for the Company and unaudited quarterly and monthly consolidated financial statements for the Company, together with other unaudited financial information for each of the Company's product categories and business lines as the Agent may reasonably request; notices of default and litigation;
                    maintenance of properties in good working order: maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

                    The Company will also be required to maintain appropriate interest protection and other hedging arrangements in respect of, at any time, not less than 50% of the aggregate principal amount of loans outstanding at such time under the Facilities with one or more Lenders (or affiliates thereof) on terms reasonably satisfactory to the Agent.

NEGATIVE COVENANTS: Usual for facilities and transactions of this type and others to be reasonably specified by the Agent (to be applicable to the Company and each of its respective subsidiaries), including, without limitation, limitations on dividends on capital stock (the Company shall be permitted to maintain the current level of the P Co. dividend until the Merger Date); limitations on redemptions and repurchases of capital stock; prohibition of prepayments, redemptions and repurchases of debt (other than loans under the Facilities); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt (including obligations in respect of foreign currency exchange and other hedging arrangements); limitations on capital expenditures; limitations on mergers, acquisitions and asset sales other than sales of margin securities; limitations on transactions with affiliates; limitations on changes in business conducted by the Company and its subsidiaries; and limitations on amendment of debt and other material agreements. Without limiting the foregoing, the Bidder shall engage in no activities other than (a) engaging in the Transaction and (b) certain activities reasonably incidental thereto.

                    All restrictions on liens on, and sales of, assets of the Company will not apply to margin securities. The Company may sell margin securities at fair value for cash. The Company will be required to retain the proceeds of such sales in cash or invest such proceeds in short term United States government obligations.

SELECTED FINANCIAL
COVENANTS:          Usual for facilities and transactions of this type,
                    including, without limitation, a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum interest coverage ratio and a minimum net worth level (with definitions and levels to be agreed upon).

EVENTS OF DEFAULT:  Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments, ERISA, actual or asserted invalidity of security documents and Change in Control (to be defined), with customary notice and grace periods.

VOTING: Amendments and waivers of the Credit Agreement (to be defined) and the other definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facilities, except that (a) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, (i) increases in commitments, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled amortization or final maturity and (iv) releases of all or any substantial part of the Collateral (other than in connection with any sale of Collateral permitted by the Credit Agreement) and (b) the consent of Lenders holding more than 50% of the Facilities shall be required with respect to any amendment that changes the allocation among the Facilities of any voluntary or mandatory prepayments of loans under the Facilities (or the application of such prepayments to the remaining amortization payment under the Facilities).

TAX PROVISIONS:     All payments in respect of the definitive credit
                    documentation, unless otherwise required by applicable law, will be made without deduction for or on account of any current or future or other withholding taxes. If any such deduction is so required, the Company will pay such additional amounts as will result in the receipt by each Lender of the full amount that would otherwise have been due.

COST AND YIELD
PROTECTION:         Usual for facilities and transactions of this type.


ASSIGNMENTS AND
PARTICIPATIONS:     The Lenders will have the absolute and unconditional right to assign their loans and their commitments to Eligible
                    Assignees (to be defined) without the consent of the Company or P Co. Assignments will be by novation which will release the obligations of the assigning Lender. SBHCI will act as the Agent for all assignees (if any) holding such assigned loans from time to time.

                    Lenders will be permitted to participate their loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have had absent such participation (and will be limited to the amount of such benefits) with regard to yield protection and increased costs.

EXPENSES AND
INDEMNIFICATION:    All reasonable out-of-pocket expenses (including, without
                    limitation, expenses incurred in connection with due diligence) of the Arranger and the Agent associated with the syndication of the Facilities and with the preparation, execution and delivery, administration, waiver or modification and enforcement of the Credit Agreement and the other documentation contemplated hereby and thereby
                    (including the reasonable fees and disbursements of counsel) are to be paid by the Company. In addition, all reasonable out-of-pocket expenses of the Lenders for enforcement costs and documentary taxes associated with the Facilities are to be paid by the Company.

                    The Company will indemnify the Arranger, the Agent and the other Lenders and hold them harmless from and against all costs, expenses (including reasonable fees and disbursements of counsel) and liabilities of the Arranger, the Agent and the other Lenders arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Arranger, the Agent or any other Lender is a party thereto) that relate to the proposed transactions, including the financing contemplated hereby, the Tender Offer and the Merger or any transactions connected therewith, provided that none of the Arranger, the Agent or any other Lender will be indemnified for its gross negligence, bad faith or willful misconduct or be liable for any consequential, exemplary or punitive damages.

GOVERNING LAW
AND FORUM:          New York.

COUNSEL TO AGENT
AND ARRANGER:       Weil, Gotshal & Manges LLP.

                                                                         ANNEX I

PHASE I
INTEREST RATES:     The interest rates for the Phase I Facilities initially will be, at the option of the Company, as follows:

                    Adjusted LIBOR plus 2% or ABR plus .5% during the term of the Tender Offer.

                    The Company may elect interest periods of 1, 2, 3 or 6 months for Adjusted LIBOR borrowings.

                    Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime
                    Rate).

                    Interest will be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR at the end of each Adjusted LIBOR period and on the Maturity Date and (b) for loans accruing interest based on ABR, at the end of each calendar quarter following the Closing Date and on the Maturity Date.

                    ABR is the Alternate Base Rate, which is the higher of (i) the Prime Rate of the administrative agent or reference bank and (ii) the Federal Funds Effective Rate plus 1/2 of 1%.

                    Adjusted LIBOR will at all times include statutory reserves.

PHASE I
COMMITMENT FEE:     1/2 of 1% per annum on the undrawn portion of the
                    commitments in respect of the Facilities, in each case commencing to accrue with respect to each Lender's commitment upon the acceptance of such Lender's commitment, payable on the Closing Date and quarterly in arrears after the Closing Date, PROVIDED that such fee shall not be payable unless the Closing Date shall have occurred.

LETTER OF
CREDIT FEE:         A per annum fee equal to the spread over Adjusted LIBOR
                    under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender's Revolving
                    Facility commitment. In addition, the Company shall pay to the Issuing Lender, for its own account, (a) a fronting fee of 1/4 of 1% per annum on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving
                    Facility, in each case for the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

PHASE II
COMMITMENT FEE
AND INTEREST RATES: The Phase II Credit Agreement will contain provisions under which commitment fee and interest rates under the Phase II Facilities will be reduced in increments to be agreed upon based on performance goals to be agreed upon.


                                       2